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                                                                    Exhibit 99.2

Don Bivens, Bar No. 005134
Michael R. Ross, Bar No. 016735
MEYER, HENDRICKS & BIVENS, P.A.
3003 North Central Avenue, Ste. 1200
Phoenix, Arizona  85012-2915
(602) 604-2200
Attorney for Plaintiffs

Eric S. Waxman, Bar No. 106649                 Paul F. Eckstein, Bar No. 001822
SKADDEN, ARPS, SLATE, MEAGHER                  Joseph E. Mais, Bar No. 005470
  & FLOM LLP                                   BROWN & BAIN
300 South Grand Avenue                         2901 N. Central Avenue
Los Angeles, California  90071-3144            Phoenix, Arizona  85001
(213) 687-5000                                 (602) 351-8000
Counsel to Outside Directors of                Counsel for Quepasa.com, Inc.
Quepasa.com, Inc.

                  IN THE superior Court OF THE STATE OF ARIZONA
                        IN AND FOR THE COUNTY OF Maricopa


MICHAEL SILBERMAN, an individual, and        Case No. CV 2001-021962
MARK KUCHER, an individual,
                                             Individual and Derivative Claims
                 Plaintiffs,                 for Breach of Fiduciary Duty

            v.

QUEPASA.COM, INC., et al.,

                 Defendants.
---------------------------------------

                            STIPULATION OF SETTLEMENT

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     This Stipulation of Settlement (the "Stipulation"), dated as of February
11, 2002, is made and entered into by and among the following Settling Parties (as defined below in Section III(A) hereof) to the above-entitled Litigation:
(i) the Plaintiffs, on behalf of themselves and derivatively on behalf of quepasa.com, inc. ("Quepasa" or the "Company"), by and through their counsel of record in this action; and (ii) the Defendants, by and through their counsel of record in this action; and (iii) the Company, as the nominal defendant with respect to the derivative claims; and (iv) the Concerned Shareholders (as defined below in Section III(A) hereof). The Stipulation is intended by the Settling Parties to fully, finally and forever resolve, discharge and settle the Released Claims (as defined in Section III(A) hereof) upon and subject to the terms and conditions hereof.

I.   FACTUAL RECITATIONS UNDERLYING THE SETTLEMENT

     The Defendants have provided the Plaintiffs with the affidavit of Robert Taylor attesting to the accuracy of the facts related in this Section, and Defendants have also provided Plaintiffs' counsel with documentation supporting the accuracy of certain of these facts, and have further agreed to provide the Plaintiffs with further confirmatory disclosures or discovery as may be necessary or requested by the Plaintiffs. The Plaintiffs have personal knowledge about the accuracy of certain of these facts and further, based on the information provided by the Defendants, the Plaintiffs have no basis to dispute the accuracy of the facts as attested by the Defendants, and on this basis the Plaintiffs believe these facts to be true.

     A.   QUEPASA'S FORMATION AND SUBSEQUENT EVALUATION OF STRATEGIC
          ALTERNATIVES.

          1. In June 1999, Quepasa went public through means of an initial public offering (the "IPO"), by which the Company raised net proceeds of approximately $55 million. Quepasa is a Nevada corporation that operates a bilingual (Spanish/English) Internet portal focused on the United States Hispanic market. In its prospectus relating to the IPO (the "Prospectus"), the Company described its business strategy of deriving revenue
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from the sale of advertisements on Quepasa's web pages. The Prospectus spelled out the substantial risks of investing in Quepasa's stock, including, among other things, (i) Quepasa's limited operating history; (ii) anticipated future losses; and (iii) the need to raise additional capital as a result of the significant losses the Company expected to incur following its IPO.

          2. Like many of its contemporaries whose revenue also fell far short of operating and marketing expenses, Quepasa used the proceeds from its IPO to fund operations while pursuing a strategy of expanding market share through the acquisition of companies in related segments. Since Quepasa's share price had not yet been affected by either the NASDAQ meltdown or the bursting of the dot.com "bubble" which occurred in the early spring of 2000, Quepasa used its stock as the primary currency for those acquisitions. Thus, in January 2000, Quepasa acquired Etrato.com, an online auction site linking Hispanic buyers and sellers of goods and services for an aggregate purchase price of $10.85 million consisting of 681,818 shares of Quepasa common stock and the assumption of $1.25 million in debt, which debt was subsequently paid off in May, 2000. In the same month, the Company also acquired Credito.com, an online credit company also targeted to the U.S. Hispanic population, for an aggregate purchase price of $8.4 million consisting of 681,818 shares of common stock and the assumption of $887,000 in debt, which debt was subsequently paid off in May, 2000. In March, 2000, Quepasa acquired Realestateespanol.com, an online real estate services provider also targeted to the U.S. Hispanic population, for a purchase price of approximately $3.3 million consisting of 335,925 shares of common stock and the assumption of $300,000 of Realestateespanol debt, which was repaid at the closing. Unfortunately, shortly after those transactions, the financial environment for newly public dot.coms like Quepasa deteriorated significantly.

          3. After incurring significant losses, as anticipated, in 1999 and early 2000, Quepasa was confronted with a dramatic fall in the stock market, a decline that was

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particularly severe with respect to newly public dot.coms like Quepasa. At the same time, additional venture capital for Internet start-ups became virtually unavailable. Unable to raise the additional capital necessary to sustain the Company's cash burn rate, Quepasa's board of directors (the "Board") took immediate steps to reduce expenditures and evaluate the Company's strategic alternatives.

          4. In May 2000, the Company publicly announced that it had retained a financial advisor to assist the Company in evaluating its strategic options, including a sale of the Company, its assets, or a merger. Between May and November 2000, through its financial advisor, the Company contacted over 75 companies, ranging from very large publicly traded and nonpublicly traded diversified companies to small, privately-held, startup companies. Despite an extensive search and follow up, by November 2000, the Company had not been able to negotiate a definitive agreement with any of the parties who had expressed interest in some form of transaction with Quepasa. Accordingly, the Board directed management to begin an analysis of Quepasa's liquidation alternatives. At the end of December 2000, the Company publicly announced that it was considering a liquidation of its assets in the event no strategic transaction could be achieved.

          5. Following that announcement, the Company received additional expressions of interest and continued to pursue the possibility of a strategic transaction. In addition, plaintiff, Mr. Mark Kucher ("Kucher"), contacted the Company with Mr. Michael Weck ("Weck") indicating that they and other shareholders opposed Quepasa's liquidation. Messrs. Weck and Kucher requested Board representation and, consequently, Mr. Weck joined the Board effective March 15, 2001. Upon joining the Board, Mr. Weck reviewed the directors' compensation and, because it was almost solely comprised of worthless options, recommended that the Board review its compensation. On March 22, 2001, in recognition of the directors' past service without compensation to the Board (since 1999), and in the hopes of ensuring their future services, Quepasa's compensation committee awarded to each

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director other than Mr. Trujillo (i) a $50,000 fee "upon the closing of a
`Significant Event,'" and (ii) 50,000 stock options, exercisable at $.15 per share and fully vesting upon the closing of a "Significant Event." A "Significant Event" was defined as "(i) a sale of all or substantially all of the assets of the Company, (ii) a merger, acquisition, consolidation or other transaction involving the transfer or issuance of at least 30% of the outstanding voting stock of the Company, (iii) a majority of the board consists of directors who were not directors on March 22, 2001 or were not appointed by the board to fill a vacancy, or (iv) a liquidation of the Company." Mr. Trujillo and Mr. Taylor were granted an aggregate of 200,000 stock options also exercisable at $.15 per share and fully vesting upon the closing of a "Significant Event." All of the Outside Director options granted in March 2001 expire five years from the date of grant (March 15, 2001) if the holder is no longer a director of Quepasa or ten years from the date of grant if the holder remains a director. All of the options granted to Messrs. Taylor and Trujillo expire ten years from date of grant regardless of employment status.

     B. THE COMPANY ENTERS INTO A MERGER AGREEMENT WITH GREAT WESTERN AND TAKES CERTAIN OTHER STEPS TO FACILITATE THAT TRANSACTION.

          1. During this same period and through the spring of 2001, the Company negotiated proposed transactions with various parties, several of which came close to fruition before being terminated. Ultimately, only one of those bidders, Great Western Land & Recreation, Inc. ("Great Western") was willing to move forward with a definitive agreement. On April 17, 2001, without identifying Great Western by name, the Company announced that it had reached an agreement in principle for a merger. Over the next several months, Great Western's financial statements were audited. During that time, Quepasa and Great Western negotiated the terms and executed an agreement for the merger of Quepasa and Great Western (the "Merger").

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          2.   As part of the negotiations over terms, Great Western insisted upon the inclusion of a termination fee of $500,000 (the "Fee") as a condition of the Merger, that would be payable to Great Western as liquidated damages if the merger agreement was terminated under various conditions. Because Quepasa had been shopped for over a year with no takers, Quepasa agreed that these conditions would include a negative vote on the Merger by Quepasa's shareholders at the Company's annual meeting. The Fee was the same as or less than that proposed by other bidders and was based on Great Western's analysis of what its actual expenses would be in connection with the Merger. Quepasa also negotiated the payment of a $500,000 termination fee by Great Western if the merger agreement was terminated under certain other conditions.

          3. Negotiations continued between Great Western and the Company that culminated in the execution of a definitive merger agreement (the "Merger Agreement") on August 6, 2001 which was publicly announced the next day. The Board approved the Agreement, including the Fee, because it was the only viable alternative to liquidation that emerged from a lengthy and extensive effort to sell the Company or find a suitable merger partner. While the Board also considered a competing proposal sponsored by a group including Mr. Weck, who as a consequence of advising that group resigned from the Board, neither the Board nor its financial advisor believed that the competing proposal or liquidation offered better value to Quepasa's shareholders than the Merger with Great Western. Therefore, upon receipt of a fairness opinion from its financial advisor, the Board determined to move forward with the Merger.

          4. Prior to executing the Merger Agreement, as part of its diligence, Great Western reviewed the employment contracts of Quepasa's two remaining executives, Mr. Gary Trujillo, who at that time was the Company's Chief Executive Officer as well as Chairman of the Board, and Mr. Robert Taylor who was the Company's Chief Financial Officer and Chief Operating Officer. After determining that Mr. Trujillo's contract could not

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be terminated without cause and that both Mr. Trujillo and Mr. Taylor's contracts contained clauses that accelerated vesting of stock options and payment of a severance bonus to Mr. Taylor in the event of a sale or merger of the Company, Great Western asked the Company as a condition of moving forward with the Merger to negotiate with Mr. Trujillo the termination of his employment agreement, which otherwise would have run through April 2004.

          5. Accordingly, with the advice of the company's financial advisor, the Board's compensation committee negotiated with Mr. Trujillo the termination of his employment agreement. Pursuant to that negotiation, Mr. Trujillo received $700,000 in a lump sum payment, which constituted a significant discount to the value of the salary and benefits he would have received for the remainder of the term of his contract. Although not required under his contract to accept any discount, and although the lump sum was less than that to which Mr. Trujillo was legally entitled under his employment contract, Mr. Trujillo agreed to the settlement negotiated by the Board's compensation committee and resigned as Quepasa's Chief Executive Officer effective October 15, 2001. The Board then appointed Mr. Taylor as President and amended his employment contract accordingly.

          6. Under Mr. Taylor's prior employment agreement, which would have expired in March 2002, Mr. Taylor received a base salary of $175,000 per year as well as other compensation and benefits. Although Mr. Taylor's contract could be terminated without cause, any such termination would have required the Company to pay Mr. Taylor $100,000 in severance. In addition, all of Mr. Taylor's stock options would accelerate upon a Significant Event or a termination without cause. Under Mr. Taylor's amended employment agreement entered into in October, 2001, Mr. Taylor's salary is reduced to $125,000 commencing March 9, 2002 and he is provided a "stay" bonus of $100,000 if he remains with the Company through March 8, 2002 or upon the occurrence of a Significant

                                       6
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Event, or upon a termination without cause whichever occurs earlier. The terms of Mr. Taylor's stock options were unchanged.

     C. THE COMPANY REQUESTS AMENDMENTS TO THE MERGER AGREEMENT AND PROVIDES A LOAN TO GREAT WESTERN AS CONSIDERATION FOR THE AMENDMENTS.

          1. Under the original Merger Agreement, Great Western had the right to terminate the Merger Agreement if the transaction did not close by December 1, 2001. In addition, Quepasa was obligated to have at least $2.5 million in cash on hand at the date of closing. When Quepasa realized it would neither be able to close the Merger by the "drop dead" date nor have the required cash on hand, the Company approached Great Western and asked it to modify the Merger Agreement.

          2. On October 11, 2001, Quepasa and Great Western agreed to an amended and restated merger agreement (the "Amended Merger Agreement"), whereby
(i) the termination date was extended from December 1, 2001 to March 1, 2002, and (ii) Great Western agreed to amend the Merger Agreement to provide that in the event that Quepasa did not satisfy the $2.5 million cash requirement, Great Western could issue to its sole shareholder additional stock at the close of the Merger. As a condition for agreeing to these amendments, Great Western required that Quepasa loan to Great Western $500,000 (the "Loan"). The Loan bears interest at the prime rate plus 1% and is secured by a pledge of limited liability company interests owned by one of Great Western's affiliates.

          3. Great Western insisted on the Loan as a condition of amending the Merger Agreement because the transaction had both taken longer than the parties anticipated and because Great Western's costs were already higher than anticipated. Recognizing that that the Merger provided Quepasa's shareholders with the only chance at that time for realizing value greater than liquidation, the Board approved the Loan. Great Western's use of the Loan proceeds was unrestricted. Quepasa disclosed the amendments to the Merger

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Agreement, including the Loan, in its third quarter Form 10Q and in its preliminary proxy materials filed with the Securities and Exchange Commission in October 2001.

     D.   THE COMMENCEMENT OF LITIGATION AGAINST QUEPASA AND THE BOARD.

          1. On September 12, 2001, Jennifer L. Ferlaino ("Ferlaino") filed an action in the Superior Court of the State of Arizona for the County of Maricopa entitled JENNIFER L. FERLAINO, PLAINTIFF V. QUEPASA.COM, A NEVADA CORPORATION, DEFENDANT, Case No. CV2001-015794 (the "Arizona Action"). Ferlaino filed the action, pursuant to Section 1 of Quepasa's Amended and Restated Bylaws, to compel the Company to call an annual meeting of Quepasa's shareholders, to prohibit Quepasa from effecting the Merger Agreement with Great Western and to prohibit Quepasa from selling, leasing, exchanging or dissipating the remaining assets of Quepasa until the meeting of Quepasa's shareholders had been held.

          2. Under Nevada Revised Statutes Section 78.345 (the "Statute"), shareholders holding more than 15% of a company's outstanding shares of common stock may file an action to compel that company to call an annual meeting, if such meeting is overdue under Nevada law. Under the Statute, Nevada is the exclusive jurisdiction in which such an action may be commenced.

          3. On October 3, 2001, Ferlaino dismissed the Arizona Action and, on October 31, 2001, a different group of plaintiffs consisting of Messrs. Mark Kucher, Gregory Steers, Nick Tintor, Bruce Randle and Michael Silberman (the "Nevada Plaintiffs") filed an action under the Statute in the First Judicial District Court of the State of Nevada in and for the County of Carson City entitled MARK KUCHER, ET AL., PLAINTIFFS V. QUEPASA.COM, A NEVADA CORPORATION, DEFENDANT, Case No. 01-01583A, (the "Nevada Action"). The Nevada Action not only sought to compel Quepasa to call an annual meeting but also sought an order prohibiting Quepasa from effecting the proposed merger with Great Western, or any other entity, and prohibiting Quepasa from holding a special shareholders meeting related to any such merger until after Quepasa conducted its annual shareholders meeting, and the newly

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elected Board members had an opportunity to vote on the proposed merger and make its recommendations known to shareholders.

          4. On October 17, 2001, prior to the Nevada Action being filed, Quepasa announced that it had filed preliminary proxy materials with the SEC and anticipated holding a shareholders' meeting to vote on the Merger late in the fourth quarter of 2001.

          5. On or about December 5, 2001, the Company stipulated with the Nevada Plaintiffs to hold a shareholders' meeting on or about February 11, 2002.

          6. On December 19, 2001, plaintiffs Mr. Silberman and Mr. Kucher filed a complaint in the Superior Court of the State of Arizona for the County of Maricopa entitled MICHAEL SILBERMAN AN INDIVIDUAL V. QUEPASA.COM INC., ET AL., No. CV 2001-021962 (the "Second Arizona Action"). Naming the Company, Mr. Taylor, the Board and Great Western, the Second Arizona Action sought both damages and injunctive relief. The complaint alleged that the Board had breached its fiduciary duties by, among other things: (i) mismanaging the Company; (ii) entering into the Merger Agreement with Great Western; (iii) terminating Mr. Trujillo's employment contract and paying him under that termination; and (iv) agreeing to the Loan.

          7. On December 27, 2001, plaintiffs in the Second Arizona Action filed a motion for injunctive relief seeking to enjoin Great Western and Mr. Trujillo from voting any shares acquired with loan proceeds or termination payments, respectively. Plaintiffs informed Defendants that they desired expedited discovery, both with respect to documents and depositions. Defendants indicated they desired expedited discovery with respect to potential securities law violations by plaintiffs. Plaintiffs and defendants agreed to expedited discovery whereby depositions would commence on January 29 and documents would be exchanged on January 31. On January 30, 2002, plaintiffs in the Second Arizona Action voluntarily dismissed their action.

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     E.   DEFENDANTS' POTENTIAL CLAIMS FOR VIOLATION OF THE FEDERAL SECURITIES
          LAWS.

          1. On January 10, 2001, Mr. Kucher and Mr. Weck met with the Company to discuss their opposition to the Company's announcement that it was contemplating a liquidation. Mr. Kucher and Mr. Weck indicated that other shareholders shared their views and requested Board representation.

          2. On September 7, 2001, Mr. Kucher filed both an initial and amended Form 13-d with the SEC indicating that he owned shares in excess of the 5% reporting threshold. On December 4, 2001, Mr. Kucher filed a second amended Form 13-d. None of Mr. Kucher's 13-d filings in 2001 indicated that he was part of a "group" within the meaning of Rule 13-d.

          3. On October 31, 2001, Mr. Kucher and four other Quepasa shareholders commenced the Nevada Action seeking to compel the Company to hold an annual meeting. On December 19, 2001, Messrs. Kucher and Silberman commenced the Second Arizona Action.

          4. On January 7, 2002, Mr. Kucher filed a Form 13D/A, indicating for the first time that he was part of a "group" with Mr. Silberman and Mr. Kevin Dieball, who subsequently labeled themselves the "Concerned Shareholders" in preliminary proxy materials filed with the SEC in January, 2002. Had the Second Arizona Action not been voluntarily dismissed, Defendants in that Action would have argued at the preliminary injunction hearing that Plaintiffs' securities law violations barred injunctive relief. Absent the resolution of their disputes, as set forth in this Settlement Stipulation, Defendants also intended to file a separate action in the United States District Court for the District of Arizona (the "Federal Action") alleging violations of Rules 13-d and 14a-9 of the Securities Exchange Act of 1934, by both Plaintiffs in the Second Arizona Action as well as others acting in concert with them. Had that action been filed, the Company would have sought an

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injunction precluding the defendants in the Federal Action and all those associated with them from voting their shares at Quepasa's annual meeting.

     F. THE CONCERNED SHAREHOLDERS DISCLOSE NEW INFORMATION REGARDING CERTAIN OFFICERS AT GREAT WESTERN AND OBTAIN THE SUPPORT OF A SIGNIFICANT QUEPASA SHAREHOLDER.

          1. On January 16, 2002, the Concerned Shareholders filed their preliminary proxy materials with the SEC (the "Concerned Shareholders Proxy Statement"). Those materials revealed that Mr. Jay Torok, Great Western's Chief Executive Officer, and Mr. William Szilagyi, Great Western's Senior Vice President, had formerly run a public company (First National Realty Associates, Inc., "First National") that had filed for bankruptcy protection (the "Bankruptcy"). Although Great Western's officers had met with various Quepasa representatives on several occasions to discuss their employment background and experience, neither Messrs. Torok, Szilagyi nor anyone else at Great Western disclosed the Bankruptcy. In addition, although Great Western supplied resumes of Messrs. Torok and Szilagyi for inclusion of information in Quepasa's proxy statement, and although the resumes covered the relevant time period, neither resume disclosed their employment by First National.

          2. Upon revelation of the information regarding Messrs. Torok and Szilagyi the Board expressed grave reservations about proceeding with the Merger. The Board instructed management and counsel to ascertain both the facts surrounding the Bankruptcy and the roles played by Messrs. Torok and Szilagyi. The Board also instructed management and counsel to inquire as to why this information had not been disclosed by Great Western and why it was not shown on the resumes provided by Great Western. Finally, the Board instructed counsel to review all of the Company's options in light of the newly revealed information, including the possibility of terminating the Merger Agreement. Following a review of the Company's options with counsel, the Board preliminarily

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indicated its desire to terminate the Merger based on material breaches by Great
Western of representations and warranties contained in the Merger Agreement.

          3. Shortly thereafter, a major stockholder decided to support the Concerned Shareholders. That shareholder expressed a desire, however, to see all of the litigation involving the Company stopped so that Quepasa could conserve its remaining cash. Thereafter, Plaintiffs in the Second Arizona Action dismissed the Second Arizona Action without prejudice and contacted the Company to discuss a potential resolution of all claims that the Settling Parties might have against the other.

          4. After extensive negotiations, on February 1, 2002, the Board authorized the Company to enter into a memorandum of understanding ("MOU") to resolve the claims and potential claims of the parties. Having not been satisfied with the explanations provided by Great Western with respect to the First National Bankruptcy, the Board also reaffirmed its decision to terminate the Merger Agreement based on Great Western's breach and passed a resolution terminating the Agreement and directing management to notify Great Western.

          5. On February 5, 2002, the parties executed the MOU. Late that day, the Company delivered to Great Western a notice of termination. Following the parties' execution of the MOU, they began the negotiation of this Stipulation. The Stipulation was approved by the Board on February 11, 2002 and executed by the parties on February 11, 2002.

II.  THE SETTLING PARTIES' DENIALS OF WRONGDOING AND LIABILITY

     The Defendants have adamantly denied and continued to deny each and all of the claims and contentions alleged by any of the plaintiffs in any of the Actions including, without limitation, the Nevada Action, the Second Arizona Action and the Third Arizona Action as defined below (collectively, the "Actions") and in the Concerned Shareholders' Proxy Statement. The Defendants expressly have denied and continue to deny all charges of wrongdoing or liability against them arising out of any of the conduct, statements, acts or

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omissions alleged, or that could have been alleged, in the Actions and in the
Concerned Shareholders Proxy Statement. The Defendants also have denied and continue to deny, INTER ALIA, the allegations that the plaintiffs in the Actions or Quepasa have suffered damage and that the Board either mismanaged the Company or otherwise breached their fiduciary duties.

     Similarly, the Plaintiffs in the Nevada Action, Second Arizona Action as well as the Concerned Shareholders and all those either affiliated with them or otherwise acting in concert with them deny that they have in any manner violated the federal securities laws or any similar state statute.

     Nonetheless, the Settling Parties have concluded that further litigation would be protracted and expensive, and that it is desirable that all litigation involving the Settling Parties, whether as plaintiff or defendant, be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation. The Settling Parties also have taken into account the uncertainty and risks inherent in any litigation, especially in complex cases like those contemplated here. The Settling Parties have, therefore, determined that it is desirable and beneficial to them that all claims be settled in the manner and upon the terms and conditions set forth in the Stipulation.

III. TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT

     NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among Plaintiffs (for themselves and derivatively on behalf of the Company) and Defendants, by and through their respective counsel or attorneys of record, that, subject to the approval of the Court, the Third Arizona Action as well as the Nevada Action shall be dismissed with prejudice, each side to bear their own costs, and that the Released Claims shall be finally and fully compromised, settled and released, as to all Settling Parties, upon and subject to the terms and conditions of the Stipulation.

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     A.   DEFINITIONS.

     As used in the Stipulation the following terms have the meanings specified below:

          1.   "Plaintiffs" means each of the plaintiffs in any of the Actions.

          2. "Concerned Shareholders" means Messrs. Kucher, Dieball and Silberman, and any other persons either affiliated with them or acting in concert with them.

          3. "Defendants" means Messrs. Gary Trujillo, Robert Taylor, L. William Seidman, Jerry Colangelo, Louis Olivas and Jose Maria Figures and nominal defendant Quepasa.

          4. "Actions" means the Nevada Action, the Arizona Action, the Second Arizona Action and the Third Arizona Action.

          5. The "Third Arizona Action" means the action commenced by withdrawing the notice of dismissal of the Second Arizona Action and by the filing of an amended complaint by Plaintiffs Kucher and Silberman which shall contain substantially similar claims as those set forth in the Second Arizona Action but allege claims both individually and derivatively on behalf of Quepasa.

          6. "Effective Date" means the date of the rescheduled annual meeting for Quepasa which shall be set by mutual agreement as soon as practicable but no later than March 14, 2002.

          7. "Final" means: (i) the date of final affirmance of the Judgment on an appeal from the Judgment, the expiration of the time for a petition for review of the Judgment and, if petition for review be granted, the date of final affirmance of the Judgment following review pursuant to that grant; or (ii) the later of the date of final dismissal of any appeal from the Judgment, including the expiration of the time for filing a petition for review therefrom, or the final dismissal of any proceeding on certiorari to review the Judgment, without material modification to the Judgment; or (iii) if no appeal is filed, the expiration date of the time for the filing or noticing of any appeal from the Court's Judgment approving

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the Stipulation substantially in the form of Exhibit A hereto; I.E., thirty (30)
days after entry of the Judgment, or such longer time to appeal after the entry of the Judgment as allowed by order of the Court.

          8. "Judgment" means the judgment to be rendered by the Court, substantially in the form attached hereto as Exhibit A.

          9. "Person" means an individual, corporation, partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, or assignees.

          10. "Related Persons" means each of a Settling Parties' past or present directors, officers, employees, partners, members, principals, agents, underwriters, controlling shareholders, attorneys, accountants or auditors, financial advisors, banks or investment banks, associates, personal or legal representatives, predecessors, successors, parents, subsidiaries, divisions, assigns, spouses, heirs, related or affiliated entities, any entity in which a Settling Party has a controlling interest, any members of their immediate families, or any trust of which any Settling Party is the settlor or which is for the benefit of any Settling Party and/or member(s) of his family.

          11. "Released Claims" shall mean and include any and all claims, causes of action, demands, rights, or liabilities, including but not limited to claims for negligence, gross negligence, professional negligence, breach of duty of care and/or breach of duty of loyalty and/or breach of the duty of candor, fraud, breach of fiduciary duty, mismanagement, corporate waste, malpractice, breach of contract, negligent misrepresentation, violations of any state statutes or federal statutes, rules or regulations, or corporate by-laws and any "Unknown Claims" as defined in Section III(A) hereof, that have been or that could have been asserted by the Settling Parties in this or any other forum against the Released Persons

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arising out of, relating to, or in connection with any of the facts or circumstances described in Section I above.

          12. "Released Persons" means each and all of the Settling Parties and their Related Persons.

          13. "Settling Parties" means, collectively, each of the Defendants, and plaintiffs in the Nevada Action and the Second and Third Arizona Actions on behalf of themselves and derivatively on behalf of Quepasa, the Concerned Shareholders and each person acting in concert with them, including without limitation Jeffrey Peterson, and the persons identified by the Concerned Shareholders as proposed directors of Quepasa.

          14. "Unknown Claims" means any Released Claims which any of the Settling Parties does not know or suspect to exist in his, her or its favor at the time of the release of the Released persons which, if known by him, her or it, might have affected his, her or its settlement with and release of the Released Persons, or might have affected his, her or its decision not to object to this settlement. With respect to any and all Released Claims, the Settling Parties stipulate and agree that, upon the Effective Date, each shall be deemed to have, and by operation of the Judgment shall have, expressly waived, the provisions, rights and benefits of California Civil Code Section 1542, which provides:

     A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The Settling Parties shall expressly, and by operation of the Judgment shall have, expressly waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable and equivalent to California Civil Code
Section 1542. The Settling Parties may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of the Released Claims, but each of the

Settling Parties shall expressly, and by operation of the Judgment shall have, fully, finally, and forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. The Settling Parties acknowledge that the foregoing waiver was separately bargained for and a key element of the settlement of which this release is a part.

     B.   THE SETTLEMENT.

     As a result of the negotiations among counsel, the Settling Parties have agreed to the following:

          1. For purposes of settlement only, the Plaintiffs in the Second Arizona Action shall commence the Third Arizona Action.

          2. Contemporaneously with the filing of the Third Arizona Action, plaintiffs in that action shall provide defendants with an executed stipulation for the dismissal of that Action. Defendants' counsel shall hold that stipulation until approval by the Court of this settlement, whereupon Defendants shall file the stipulation dismissing the Third Arizona Action with prejudice and causing the Judgment attached hereto as Exhibit 1 to be entered.

          3. The Company shall pay to Robert Taylor the full compensation provided for in his employment agreement with the Company. Mr. Taylor will provide his best efforts and full cooperation to Plaintiffs through the anticipated transition and will be compensated as provided in his current employment agreement, it being understood that Mr. Taylor will be free to accept other employment offered to him at any time during the transition period. The Company shall honor the terms of all outstanding stock options, including the terms described in Section I(A)5 herein.

          4. Upon execution of this Stipulation, the plaintiffs in the Nevada Action shall deliver to counsel for Quepasa (i) an executed stipulation to be filed promptly with the Nevada court changing the date of the shareholder meeting to March 14, 2002 and the related record date to February 12, 2002 (the "Record Date"), and (ii) an executed stipulation to dismiss the Nevada Action with prejudice, which Company counsel shall hold to be filed after the annual shareholders meeting.

          5.   The Company represents and agrees that:

               (a) the Telemundo shares will not be voted by any party at the shareholders meeting;

               (b) no shares have been issued upon exercise of stock options in 2002, and no shares issued after the Record Date upon exercise of stock options will be counted for any purposes at the shareholders meeting;

               (c) all shares formerly owned by the Peterson Voting Trust will be voted at the shareholder meeting by the record owner of those shares on the record date;

               (d) and no officer or director of the Company, nor any Related Person, has directly or indirectly acquired any shares of Quepasa stock, or the right to vote shares of Quepasa stock after January 7, 2002, the former record date for the shareholders meeting.

          6. The Company does not expect to make any expenditure or distribution between February 5, 2002, the date of the MOU, and the date of the shareholders' meeting other than as may be required by the Company's agreement with Mr. Taylor, the Company's agreement with Great Western or in the ordinary course of the Company's business, the settlement contemplated herein, the proposed merger with Great Western, settlement of the claims contemplated herein, the Nevada litigation, or the proxies associated with the shareholders' meeting; provided, however, that nothing in this paragraph, in this stipulation or in the MOU, shall constrain the Board from taking such other action as it determines to be in the best interests of the Company or its shareholders.

          7. To the fullest extent permitted by law, the Company's Articles and Bylaws as well as the directors and officers indemnification agreements, the Company shall continue to indemnify the Defendants from any and all claims that might be brought against them whether directly or indirectly, individually, derivatively or by class action and whether brought before or after the shareholder meeting for any actions taken during their tenure as officers and/or directors of the Company, including the matters referenced in sections I
(A)-(D), (F) above. In addition, the Company shall honor its indemnification obligations with respect to any claims asserted against current or former officers and directors to the maximum extent permitted by law including the Released Claims.

          8. Counsel for the Defendants in the Third Arizona Action shall meet with counsel for Plaintiffs in the Third Arizona Action to provide them with documentation supporting the fairness of the settlement proposal herein with respect to the claims asserted derivatively on behalf of Quepasa and also provide appropriate confirmatory disclosures or discovery as may be necessary or requested by Plaintiffs.

          9. The Concerned Shareholders have already made one presentation to the Board regarding their plans for the Company should their slate of directors be elected. The Concerned Shareholders and Quepasa have agreed that the Concerned Shareholders will make another such presentation to the Board on February 11, 2002. Following that presentation, consistent with its fiduciary duties, the Board shall determine whether to recommend the slate proposed by the Concerned Shareholders, remain neutral (if permitted by law) or stand for reelection and recommend shareholders approve proceeding with liquidation. If no such presentation is made, the Board shall stand for reelection and recommend that the shareholders approve proceeding with liquidation. If the Board stands for reelection, the Company shall engage in a standard solicitation of proxies.

          10. The election of new directors shall constitute a "Significant Event" with respect to Mr. Taylor's employment contract and option awards made in March 2001. The election of new directors shall constitute a "Significant Event" with respect to the Board only as to the option awards made in March 2001.

          11. Quepasa has concluded that the Settlement of the Released Claims against the Released Persons is fair, reasonable and adequate because it conserves the Company's remaining cash while allowing shareholders to determine the future course of the Company.

     C.   DERIVATIVE NOTICE AND SETTLEMENT HEARING.

          1. Notice of this Settlement shall be provided to Quepasa shareholders by describing the settlement in summary form in a Form 8-K filing and the Company's proxy statement for the annual meeting, which shall be rescheduled for March 14, 2002. In addition, the Settlement Stipulation in its entirety shall be filed with the Form 8-K and the proxy statement as an exhibit.

          2. Promptly after execution of the Stipulation, the Settling Parties shall submit the Stipulation together with its Exhibits to the Court and shall jointly apply for approval by the Court of an order regarding the adequacy of the proposed notice to shareholders of the settlement of the derivative claims. The Settling Parties shall also request that, after notice is given, the Court hold a Settlement hearing as soon as practicable after the deadline has passed for any shareholder to object to the Settlement and approve the Settlement of the derivative claims alleged in the Third Arizona Action as well as the other terms set forth herein.

     D.   RELEASES AND JUDGMENT OF DISMISSAL.

          1. Upon the Effective Date, as defined in Section III(A), the Settling Parties shall be deemed to have, and by operation of the Judgment shall have, fully, finally and forever released, relinquished and discharged each and every one of the Released

Persons and counsel to the Released Persons from the Released Claims and all claims (including "Unknown Claims") arising out of, relating to or in connection with the matters described in section I (A)-(F) above.

          2. The Judgment shall provide that the Third Arizona Action shall be dismissed with prejudice.

     E. CONDITIONS OF SETTLEMENT, EFFECT OF DISAPPROVAL, CANCELLATION OR TERMINATION.

          1. The Effective Date of the Stipulation shall be the first day by which all of the following events shall have occurred:

               (a) The Settling Parties have each performed the obligations required of them under Section III(B) above;

               (b) The Court has approved the Notice as set forth in Section III(C), above; and

               (c) The Court has entered the Judgment dismissing the Third Arizona Action with prejudice and such order or judgment of dismissal has become Final as defined in Section III(A), above.

          2. In the event that the Stipulation is not approved by the Court or fails to become effective in accordance with its terms, the Plaintiffs in the Third Arizona Action agree to either dismiss their complaint or, if for any reason the complaint cannot be dismissed, agree not to pursue the action in any manner or oppose a motion to dismiss the Third Arizona Action. The Settling Parties further agree that the Company shall continue to indemnify Mr. Taylor and Quepasa's current board of directors to the fullest extent permitted by law in accordance with Quepasa's Articles, Bylaws and individual Indemnification Agreements with each of Mr. Taylor and such directors. Finally, and without regard to whether the Stipulation is approved by the Court, the Concerned Shareholders agree that following the Effective Date, they or their nominees will not cause the Company to pursue on its behalf any of the Released Claims against any Released Party or any other claim that relates to or arises out of the matters described in Section I
(A)-(F) above.

     F.   MISCELLANEOUS PROVISIONS.

          1. The Settling Parties (a) acknowledge that it is their intent to consummate this Settlement; and (b) agree to cooperate to the extent necessary to effectuate and implement all terms and conditions of the Stipulation; and (c) agree to exercise their best efforts to accomplish the terms and conditions of the Stipulation in an efficient and cost effective manner.

          2. Neither the Stipulation, nor the settlement, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the settlement: (i) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claim or of any wrongdoing or liability of the Released Persons; or (ii) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Released Persons in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal; the settlement or the Judgment, EXCEPT THAT any Settling Party may file the Stipulation and/or the Judgment in any proceedings as may be necessary to consummate or enforce the Stipulation, or in any action that may be brought against them in order to support a defense or counterclaim based on principles of RES JUDICATA, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim. The Settling Parties deny each and every one of the claims made against them as described in this Stipulation.

          3. All of the Exhibits to this Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.

          4. This Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Settling Parties or their respective successors-in-interest.

          5. This Stipulation and the Exhibits attached hereto constitute the entire agreement among the parties hereto and no representations, warranties or inducements have been made to any party concerning this Stipulation or its Exhibits other than the representations, warranties and covenants contained and memorialized in such documents.

          6. Each counsel or other Person executing this Stipulation or any of its Exhibits on behalf of any party hereto hereby warrants that such person has the full authority to do so.

          7. This Stipulation may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. Counsel for the parties to this Stipulation shall exchange among themselves signed counterparts and a complete set of original executed counterparts shall be filed with the Court.

          8. This Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

          9. The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of this Stipulation, and all parties hereto submit to the jurisdiction of the Court for purposes of implementing and enforcing the settlement embodied in this Stipulation.

     IN WITNESS WHEREOF, the parties hereto have caused this Stipulation to be executed by their duly authorized attorneys and, in certain cases individually, as of February 11, 2002.

                                        Donald Bivens, No. 005134
                                        Michael R. Ross, No.
                                        MEYER, HENDRICKS & BIVENS, P.A.
                                        3003 North Central Avenue, Ste. 1200
                                        Phoenix, Arizona 85012-2915
                                        (602) 604-2200


Dated: February 11, 2002                By: /s/ Donald Bivens
      ------------------                   -------------------------------------
                                           Donald Bivens
                                           Attorney for Plaintiffs



                                        Eric S. Waxman
                                        SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                        300 S. Grand Avenue, Ste. 3400
                                        Los Angeles, CA  90071
                                        (213) 687-5000


Dated: February 11, 2002                By: /s/ Eric S. Waxman
      ------------------                   -------------------------------------
                                           Eric S. Waxman
                                           Attorneys for Outside Directors of
                                           quepasa.com, Inc. and their spouses



                                        Paul F. Eckstein
                                        Joseph E. Mais
                                        BROWN & BAIN
                                        2901 N. Central Avenue
                                        Phoenix, Arizona  85001


Dated: February 11, 2002                By: /s/ Paul F. Eckstein
      ------------------                   -------------------------------------
                                           Paul F. Eckstein
                                           Attorneys for quepasa.com, Inc.,
                                           Gary Trujillo, Robert Taylor and
                                           their spouses


Dated: February 11, 2002                By: /s/ Jeffrey Peterson
      ------------------                   -------------------------------------
                                           Jeffrey Peterson

Dated: February 12, 2002                By: /s/ Mark Kucher
      ------------------                   -------------------------------------
                                           Mark Kucher
                                           Individually and as the Authorized
                                           Agent For the Concerned Shareholders


Dated: February 11, 2002                By: /s/ Michael Silberman
      ------------------                   -------------------------------------
                                           Michael Silberman
                                           Individually and as the Authorized
                                           Agent For the Concerned Shareholders


Dated:                                  By:
      ------------------                   -------------------------------------
                                           Kevin Dieball
                                           Individually and as the Authorized
                                           Agent For the Concerned Shareholders


Dated:                                  By:
      ------------------                   -------------------------------------
                                           Paul Mazursky
                                           Individually and as the Authorized
                                           Agent For the Concerned Shareholders


Dated: February 11, 2002                By: /s/ Raymond Duch
      ------------------                   -------------------------------------
                                           Raymond Duch
                                           Individually and as the Authorized
                                           Agent For the Concerned Shareholders


Dated: February 12, 2002                By: /s/ Brian Lu
      ------------------                   -------------------------------------
                                           Brian Lu
                                           Individually and as the Authorized
                                           Agent For the Concerned Shareholders
                                        quepasa.com, Inc.


Dated: February 13, 2002                By: /s/ Robert J. Taylor
      ------------------                   -------------------------------------
                                           Robert J. Taylor, President


Dated: February 13, 2002                /s/ Robert J. Taylor
      ------------------                ----------------------------------------
                                        Robert J. Taylor for himself and his
                                        wife, Deborah Taylor


Dated: February 28, 2002                /s/ Gary Trujillo
      ------------------                ----------------------------------------
                                        Gary Trujillo for himself and his wife,
                                        Melissa Trujillo


Dated: February 22, 2002                /s/ L. William Seidman
      ------------------                ----------------------------------------
                                        L. William Seidman for himself and his
                                        wife, Sally Seidman


Dated:                                  /s/ Jerry J. Colangelo
      ------------------                ----------------------------------------
                                        Jerry J. Colangelo for himself and his
                                        wife, Joan Colangelo


Dated: February 18, 2002                /s/ Louis Olivas
      ------------------                ----------------------------------------
                                        Louis Olivas for himself and his wife,
                                        Adelina Olivas


Dated:
      ------------------                ----------------------------------------
                                        Jose Maria Figueres for himself

                  IN THE SUPERIOR COURT OF THE STATE OF ARIZONA
                        IN AND FOR THE COUNTY OF Maricopa


Michael Silberman, an individual, and Mark            No. CV2001-021962
Kucher, an individual; and Michael Silberman
and Mark Kucher as shareholders of, and on
behalf of Quepasa.com, Inc., to enforce the           NOTICE ORDER
rights of the Company in this derivative action,

                    Plaintiffs,                       (Assigned to the Honorable
                                                      Rebecca A. Albrecht)
          v.

Quepasa.com, Inc., a Nevada corporation; Gary
Trujillo and Jane Doe Trujillo, his wife; Robert
J. Taylor and Jane Doe Taylor, his wife; L.
William Seidman and Jane Doe Seidman, his wife;
Jerry J. Colangelo and Joan Colangelo, his wife;
Louis Olivas and Adelina Olivas, his wife; and Jose Maria Figueres, an individual,

                    Defendants.
-------------------------------------------------

     WHEREAS, the parties have applied to the Court for an Order approving the settlement of certain claims in accordance with a Stipulation of Settlement, dated as of February 11, 2002 (the "Stipulation"), which, together with the Exhibit annexed thereto, sets forth the terms and conditions for a proposed settlement of the Third Arizona Action (as defined in the Stipulation) and for the dismissal of that action against the Defendants with prejudice upon the terms and conditions set forth therein; and the Court having read and considered the Stipulation and the Exhibit annexed thereto;

     NOW THEREFORE, IT IS HEREBY ORDERED:

     1. This Order (the "Notice Order") hereby incorporates by reference the definitions in the Stipulation, and all terms used herein shall have the same meanings as set forth in the Stipulation.

     2. A hearing (the "Settlement Hearing") shall be held before this Court not earlier than 30 days after the Notice of Settlement referred to in PARA 3 below of this Notice Order is sent in the proxy statement for the annual meeting of Quepasa shareholders in accordance with PARA 3, to determine (i) whether the proposed settlement on the terms and conditions provided for in the Stipulation is fair, reasonable and adequate and should be approved by the Court; and (ii) whether a Judgment, as provided in Section III(D) of the Stipulation, should be entered herein. The parties shall promptly advise the Court when the proxy statement for the annual meeting has been mailed to shareholders, at which point the Court shall set the date and time for the Settlement Hearing. The Court may continue or adjourn the Settlement Hearing without further notice to Quepasa shareholders.

     3. The Court hereby approves the parties' proposal to notify Quepasa shareholders of the proposed settlement of the derivative claims alleged in the Third Arizona Action by discussing the proposed settlement in summary terms in a press release, a Form 8K and the proxy statement for the annual meeting of Quepasa shareholders, and by attaching the Stipulation in its entirety as an exhibit to the Form 8K and proxy statement (the

"Notice of Settlement"). The Court finds such Notice of Settlement to be the best notice practicable under the circumstances and shall constitute due and sufficient notice to all persons entitled thereto.

     4. At or before the Settlement Hearing provided for in PARA 2 of this Notice Order, Quepasa shall serve and file with the Court proof by declaration or affidavit of such Notice of Settlement.

     5. Any shareholders of Quepasa common stock may appear and show cause, if he, she or it has any, why the proposed settlement embodied in the Stipulation should not be approved as fair, reasonable and adequate or why a judgment should or should not be entered thereon; provided, however, that no Quepasa shareholder or any other person be heard or be entitled to contest the approval of the terms and conditions of the proposed settlement, or, if approved, the Judgment to be entered thereon approving the same, unless his or her objection or opposition, including the basis therefore, is made in writing and mailed by first-class mail post-marked no later than twenty-one days after the Notice of Settlement referred to in PARA 3 of this Notice Order is sent in the proxy statement for the annual meeting in accordance with PARA 3 to the following counsel for the parties:

     Eric S. Waxman
     SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
     300 South Grand Avenue, Suite 3400
     Los Angeles, CA  90071
     (213) 687-5000

     Donald Bivens
     Michael R. Ross
     MEYER, HENDRICKS & BIVENS, P.A.
     3003 North Central Avenue, Suite 1200
     Phoenix, Arizona  85012-2915
     (602) 604-2200

     Paul F. Eckstein
     Joseph E. Mais
     BROWN & BAIN, P.A.
     2901 North Central Avenue
     Phoenix, Arizona  85012
     (602) 351-8000

The above-listed counsel shall give prompt notice to each other of any such objections received. The above-listed counsel shall further give prompt notice of the date, time and location of the Settlement Hearing to any shareholder who makes his or her objection in the manner provided for herein. Any Quepasa shareholder who does not make his, her or its objection in the manner provided for herein shall be deemed to have waived such objection and shall be forever foreclosed from making any objection to the fairness or adequacy of the proposed settlement as incorporated in the Stipulation, unless otherwise ordered by the Court.

     6. Upon the Judgment being final, the Settling Parties shall be barred from asserting any Released Claims, as defined in the Stipulation, against the Released Persons, as defined in the Stipulation, and the Settling Parties shall conclusively be deemed to have released Claims against the Released Persons.

     7. All papers in support of the proposed settlement shall be filed at least seven days prior to the Settlement Hearing. Concurrent with the filing of their papers seeking final Court approval of the proposed settlement, the parties shall file copies of all written objections and/or oppositions that were post-marked on or before the deadline established by PARA 5 and received by the parties from shareholders of Quepasa.

     8. The Court reserves the right to continue or adjourn the date of the Settlement Hearing and any continuance or adjournment thereof without further notice to Quepasa shareholders and retains jurisdiction to consider all further applications arising out of or connected with the proposed settlement.

     9. Pending final determination as to whether the settlement contained in the Stipulation should be approved, neither the Settling Parties nor any shareholder of Quepasa, either directly, representatively or in any other capacity, shall commence or prosecute any action or proceeding in any court or tribunal asserting any of the Released Claims against any of the Released Persons.

     DONE IN OPEN COURT THIS 13th DAY OF FEBRUARY, 2002.


                                        /s/ Rebecca A. Albrecht
                                        -----------------------------------
                                        The Honorable Rebecca A. Albrecht
                                        Judge of the Arizona Superior Court